PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Market Data Consultants, Inc. on Amendment No. 6 to Form S-1/A of our report dated May 11, 2007, with respect to the Balance Sheets of Market Data Consultants, Inc. as of February 28, 2007 and 2006 and the related Statements of Operations, Stockholder's (Deficit) and Cash Flows for the year ended February 28, 2007, for the period from December 15, 2005 (date of inception) to February 28, 2006 and for the period from December 15, 2005 (date of inception) to February 28, 2007.

PKF
Certified Public Accountants
Hong Kong, China

April 7, 2008

Tel 852 2806 3822 I Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF I 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay I Hong Kong

梁學濂